PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 858-761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

February 8, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: Verify Smart, Corp.

Dear Madame or Sir

On December 21, 2012 our appointment as auditor for Verify Smart Corp., ceased. We have read the statements made by Verify Smart Corp., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A Amendment No. 2, as part of the Form 8-K/A Amendment No. 2 of Verify Smart Corp. dated February 8, 2013. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made under Item 4.01

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

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